                                                                       3/04/98-X



                                 TRADEMARK LICENSE
                        AND TECHNICAL ASSISTANCE AGREEMENT
                              FOR WOMEN'S COLLECTIONS


     AGREEMENT dated this 4th day of March, 1998, by and between LATITUDE LICENSING CORP. (Licensor") a corporation organized and existing under the laws of the State of Delaware having its offices at 22, Carpenter Plaza - Suite 217 - Wilmington, DE 19810.

and

     I.C. ISAACS AND COMPANY, L.P. ("Licensee"), a limited partnership organized and existing under the laws of Delaware, having its offices at 3840 Bank Street, Baltimore, Maryland 21224-2522 and 350 Fifth Avenue, Suite 1029 - New York 10118.


                                W I T N E S S E T H


     WHEREAS, Licensor is the holder of all rights to license certain trademarks and tradenames hereinafter defined (the "Marks") within the Territory hereinafter defined (the "Territory") which Marks are known throughout the world in connection with creative design and products of high quality in various fields of fashion and accessories; and

     WHEREAS, Licensor possesses certain technical know-how and expertise with respect to the design, manufacture, promotion and marketing of the Products, as said term is defined hereinafter; and

     WHEREAS, all the designs and models have been created and are owned, by Marie-Therese Bachellerie and Francois Girbaud (the "Designers")

     WHEREAS, Licensor, due to the character of its Designers and the quality of its techniques, has acquired worldwide recognition and prestige in the field of fashion design, is developing worldwide licenses as part of the GMW marketing plan and Licensee is desirous of consulting and cooperating with Licensor in the design and marketing of said Products; and

     WHEREAS, Licensee wishes a license to engage in the Territory in the manufacture, importation, distribution, and sale of certain products that bear the Marks and to avail itself of the creative design, know-how and quality control services of Licensor; and

     WHEREAS, Licensee is desirous of securing the design and technical expertise and quality control services of Licensor in connection with manufacturing and promoting the Products;

     WHEREAS, Licensee has requested, and Licensor has agreed to grant to Licensee, the right and license to use the Marks upon and subject to the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings hereinafter set forth, the parties have agreed as follows:

1.   Grant

     1.1 Licensor hereby grants to Licensee, and Licensee hereby accepts, for the term of this Agreement pursuant to the terms, conditions and covenants hereinafter set forth, an exclusive license (even against Licensor and its affiliated entities):

     (a) to manufacture and/or cause to be manufactured anywhere in the world, subject to Section 7.2.1. herein, and to import, promote, distribute and sell within the territory with exclusivity Licensor's collections of clothes as follows: a "Women's Jean" collection, and a "Women's Casual" collection including outerwear, as further described in Exhibit C (the "Products") fashioned after archival and newer designs created by Licensor or an affiliate thereof, and designs or adaptations of designs provided or recommended by Licensee and approved by Licensor (which approval shall not be arbitrarily withheld), under the terms and conditions hereinafter set forth and bearing the trademarks set forth in Exhibit A attached hereto (the "Marks"). Licensee agrees to label the Women's Jeans collection and the Women's casual collection differently so that there is some product line differentiation. Products authorized by this Agreement shall include tops and bottoms which incorporate active influences in terms of silhouettes, fabrics, details and other technical influences as adapted to Jean wear and Casual wear including but not limited to products such as tee-shirts, polo shirts, sweat shirts, sweat pants, coats and trousers.

     (b) To use and display the Marks, within the Territory, but solely in advertising and promoting the Products within the limits herein set forth, to the specific exclusion of any use of said Marks in combination with any other trademarks not approved by Licensor or in any form in connection with any other products or with Licensee's overall business operation (except for accurate references to relationship between Licensor and Licensee and as required by law) or in Licensee's trade or corporate names, except as may otherwise be provided herein.

     (c) To use and display the Marks in connection with the branding, advertising, and promotion of the Boutique described in Section 8.9 of this Agreement.

     1.2 The License herein granted shall only extend to top quality products, designed, manufactured, promoted, advertised and sold according to high standards of quality and in full compliance with the terms and conditions hereof, so as to maintain, enhance and protect the image and prestige associated with the Marks. What constitutes the different segments of the collections shall be decided by Licensor with reasonable consultation with Licensee and shown later on the labels and packaging.

     1.3 Licensor hereby represents to Licensee (i) that it has all the necessary rights to grant to Licensee the exclusive license in the Territory to import, promote, distribute and sell the Products in accordance with the terms of this Agreement, and that it will not, directly or indirectly, take any action or cause others to take any action inconsistent therewith, (ii) that Licensor has or will secure the rights to authorize Licensee to manufacture products at least in the countries listed in Exhibit B hereto (the "Manufacturing Countries"), (iii) that Licensor will take all reasonable and diligent steps in the Territory and the Manufacturing Countries to obtain and maintain valid and in effect trademark registrations for the Marks to cover all the Products. and (iv) that Licensor will fully cooperate with Licensee in implementing the provisions of this Agreement which relate to the protection of the Marks, in protecting the rights of Licensee to use the Marks, and in preventing the importation into the Territory of Products manufactured by or for other licensees of the Marks outside of the Territory. Licensee's right to manufacture shall be limited to the Manufacturing Countries. Any changes in the list of such countries shall be immediately notified to Licensor pursuant to
Section 25.

     1.4. Notwithstanding any other provision of this Agreement, Licensor hereby acknowledges that Licensee manufactures, promotes and distributes other collections of apparel depicting a variety of trademarks and markings, including but not limited to the branded BOSS collections and the Beverly Hills Polo Club collections, and that nothing in this Agreement is intended to restrict in any way Licensee's ability to use such other trademarks and markings and to conduct those other business as presently conducted or as they may be expanded in the future in Licensee's regular course of business.

     1.5. In connection with the development and implementation of the licensing relationship between the parties and in order to resolve any potential issues with respect to the labeling of certain of Licensee's Boss product lines, Licensee acknowledges that Licensor or its affiliates own the horizontal, rectangular label shown in Exhibit D hereto as positioned on the fly of pants. In furtherance thereof, Licensee agrees that, commencing with garment collections to be shown to the trade at the February 1999 Magic Show (USA) and thereafter, Licensee will not manufacture or distribute any pants which have on the fly of the pant a label which bears the horizontal rectangular shape and size of the label shown in Exhibit D hereto. From and after February 1999, Licensee may continue to distribute existing inventory of pants bearing the horizontal, rectangular label shown in Exhibit D until such inventory is exhausted, and Licensee's customers may likewise continue to sell products bearing such labels which are in their possession or were on order prior to February 1999 until such inventory is exhausted. Notwithstanding anything else in this Agreement, Licensor (for itself and its affiliates) agrees that it will not object to the use by Licensee (and its affiliates) of the particular labels and markings to be positioned on the fly of pants which are shown on Exhibit E attached hereto and others not limited by color, or size (if larger) or design (if similar).

     1.6. The Product shall be exhibited and presented in a New York showroom, distinct and separate from the showroom used for Licensee's other lines of non-Girbaud apparel. The showroom used by Licensee for the Products shall follow the concept of the Paris showroom featuring an example of "shop in the shop", and separate and exclusive sales personnel.

2.   Term and Territory

     2.1 The initial term of this Agreement shall commence and become effective as of the date first written above and shall expire on December 31, 1999 unless sooner terminated as hereinafter provided. Licensee shall have the option to renew this Agreement for an additional term of three (3) years commencing on January 1, 2000 and ending on December 31, 2002. At the end of that term, Licensee shall again have an additional option to renew for five (5) years, until December 31, 2007. Licensee shall be entitled to these two options to renew only if there has been no material default on the part of the Licensee of which licensee shall have been notified at the time and which has not been cured, during each term of this Agreement. Licensee shall notify Licensor of its intent to renew at least six (6) months before the expiration of each term.

     2.2 The License herein granted shall only extend to the United States of America (Fifty states and the District of Columbia), Puerto-Rico and the US Virgin Islands, and shall include sales made to all branches of the United States military for distribution in United States military installations anywhere (the "Territory").

     2.3 Licensee shall promptly refer to Licensor all requests or inquiries relating to the Products from outside the Territory or from within the Territory if the request or inquiry concerns the possible sale or delivery outside the Territory. Likewise, Licensor shall (and shall cause its affiliates to) promptly refer to Licensee all requests or inquiries relating to the Products from within the Territory or from outside the Territory if the request or inquiry concerns the possible sale or delivery inside the Territory.

     2.4 Licensee recognizes and acknowledges that similar products may be under license to other licensees for areas outside the Territory and that no Products will be sold, directly or for export, shipped to a destination or delivered by Licensee outside the Territory. Licensee shall not, directly or indirectly, market, distribute or sell Products outside the Territory and shall use its reasonable commercial efforts to ensure that Products it has sold or distributed are not resold or redistributed outside the Territory, nor shall Licensee sell or distribute Products to any person or entity which it knows, has reason to believe or has been notified by Licensor that such person or entity has exported or intends to export Products from the Territory. Licensor shall exercise reasonable commercial efforts to ensure that products manufactured by or for other licensees of the Mark outside the Territory are not exported to the Territory in violation of Licensee's exclusivity under this Agreement.

3.   Use of the Trademarks

     3.1 Licensee shall have the right and the obligation during the term of this Agreement, to use the Marks with respect to and only with respect to the Products and the Territory as defined herein (and in other parts of the world as it relates to manufacturing Products bearing the Marks). All Products manufactured, sold and distributed pursuant to this Agreement shall bear one or more of the Marks except as hereinafter provided and no such Products shall be sold or otherwise distributed by Licensee under any trademark other than one or more of the Marks. Licensee shall not use the Marks on or in connection with products manufactured from designs not approved pursuant to this Agreement.

     3.2 The license herein granted shall apply only to those Marks included in Exhibit A and shall not include nor be deemed to include any other trademarks which Licensor or its affiliates and subsidiaries may now or hereafter own. Licensor agrees during the term of this Agreement to maintain and uphold the reputation and goodwill attendant to the Marks and not to take any action which is likely to adversely affect the public image of the Marks and the quality of the products sold thereunder.

     3.3 Except as provided herein, Licensee further agrees that it will not reproduce or use the distinguishing styling features or the patterns provided by Licensor or an affiliate or subsidiary of Licensor for the manufacture and sale of Products under any label or trademark other than the Marks or for the Products. Nothing in this Agreement is intended to preclude Licensee from utilizing in any of its other products collections, any designs, markings, garment features, coloring method of fabrication, materials, construction, or pattern that are common in the trade or merely functional or utilitarian in nature.

     3.4 Sales by Licensee shall be deemed to have been made by Licensor for purposes of trademark registration and all uses of the Marks by Licensee shall be deemed to inure to Licensor's benefit. Licensee will not, at any time, knowingly do or suffer to be done, any act or thing which may, in any way, adversely affect any rights of Licensor in and to the Marks or any registrations thereof which will, directly or indirectly, reduce or detract from the value of the Marks. Licensee further agrees that it shall not sell the Products as miscuts, seconds, irregulars or as otherwise damaged merchandise except as otherwise permitted under this Agreement, if it were detrimental, in Licensor's reasonable opinion, to the goodwill embodied in the Marks.

     3.5 Licensor reserves all rights to the Marks except as specifically granted herein to Licensee and may exercise such rights at any time. Licensee acknowledges that Licensor is the sole and rightful owner of all right, title and interest in the Marks and shall not claim any title to the Marks nor any right to use said Marks or any confusingly similar variation thereof except as provided herein. Licensee shall not question, attack, contest or otherwise impugn the validity of the Marks or their registration(s), Licensor's proprietary rights nor Licensor's rights in the designs including, but not limited to, in connection with any action brought seeking to enforce the terms of this Agreement. The use of the Marks pursuant to or as specified in this Agreement shall be for the benefit of Licensor, and shall not vest in Licensee any title to or right or presumptive right to expand or continue such use. Licensee, for itself and its affiliated companies, covenants and agrees that it shall, at no time, adopt or use any trademark, trade name or corporate name which is likely to cause confusion with any of the marks or with any other trademark or name used or owned by Licensor except with the prior written consent of Licensor. The provisions of this Paragraph shall survive the expiration or earlier termination of this Agreement.

     3.6 All Products bearing the Marks shall be manufactured exclusively from designs and specifications provided by Licensor and its affiliate or otherwise selected by Licensee from the archives of Licensor and its affiliates or created by Licensee and submitted to Licensor for approval under the terms of this Agreement (which approval shall not be unreasonably withheld). No Products other than those manufactured in strict compliance therewith shall bear the Marks. Licensee shall use only the Marks indicated in Exhibit A and only in connection with the Products as defined in Section 1. The license herein granted shall confer unto Licensee no proprietary rights whatsoever in the name Marithe & Francois Girbaud, the Marks, logos or the goodwill now attached or hereafter to become attached thereto. Without limiting Licensee's ability to conduct its other businesses, Licensee shall only use the Marks as provided herein and in full compliance with the terms and conditions hereof and only for the duration of this Agreement.

     3.7 Notwithstanding any other provision of this Agreement Licensor acknowledges that Licensee intends to select from existing and archival designs, fabrics and stylistic features associated with the Marks and the Products and also to recommend to Licensor modifications updates, and desirable additions to those designs and stylistic features associated with the Marks and products bearing the Marks so as to maintain the image for the Products, the Marks and the tags labels and other collateral used with the Products that is suitable for successful distribution in the Territory at competitive price ranges. Licensor agrees to consider in good faith and reasonably all such design and stylistic feature recommendations made by Licensee and, unless they significantly detract from the goodwill associated with the Marks to approve the implementation of those recommendations by Licensee subject to Licensor's right to review and approve samples under this Agreement. Licensee shall have discretion to select designs and stylistic features associated with former collections of apparel sold under the Marks for incorporation into Licensee's Products and shall have no obligation to accept any designs fabrics or stylistic features that, in licensee's reasonable opinion would not be commercially successful in the Territory or would be too expensive to manufacture in light of the expected marketability.

     3.8 Subject to Section 3.7, the use of the Marks, including the specific design, artwork or graphics thereof and any tags, wrappers, letterhead, invoices, stationery or other items incorporating the Marks must be in full compliance with the Licensor's written policies and procedures, as they are communicated to Licensee from time to time, and is, in each instance, subject to the prior written approval of Licensor, which approval shall not be unreasonably withheld. Licensor can only promulgate policies and procedures that change the guidelines for use of the Marks prospectively and not with respect to any Products already approved by Licensor for Products collections which have been designed. The Marks may only be used by Licensee as part of an approved label and may only be used in their entirety. Licensee shall not alter or modify the Marks in any manner whatsoever nor shall Licensee add to, remove or abbreviate any part or distinctive feature thereof including script, graphics, colors or logos.

     3.9 Licensee shall cooperate fully and in good faith with Licensor for the purpose of securing, preserving and protecting Licensor's rights in and to the Marks in the Territory and the Manufacturing Countries. Without limiting the rights of Licensee under this Agreement, Licensee shall execute, deliver and/or file any and all documents and do all other acts and things which Licensor reasonably requests, provided the request does not prejudice other business of Licensee, to make fully effective or to implement the provisions of this Agreement relating to the ownership or registration of the Marks in the Territory and Manufacturing Countries. All costs and expenses for any application for registration or extension of registration with respect to the Products within the Territory and Manufacturing Countries shall be borne by Licensor.

     3.10 Licensee will use the Marks in the Territory strictly in compliance with the legal requirements obtaining therein. Whenever any of the Marks is used on any Product or item of packaging or labeling or in any advertisement or other promotional material, it must be followed, in the case of a registered trademark by the registration symbol, i.e. -Registered Trademark-, and in the case of all other trademarks by the symbol -TM-, or other appropriate symbols of similar import acceptable to

Licensor. Licensee shall duly display all other notices with respect to the Marks on the Products and otherwise as are or may be required by the trademark laws and regulations applicable within the Territory or any portion thereof.

     3.11 Any copyright, design patent or any similar industrial or intellectual property right which exist or may be created in any sketch, design, sample, print, package, label, tag or the like used uniquely in connection with the Products shall be the property of Licensor, and if not created by Licensor they shall be deemed works made by Licensee for hire for Licensor. Licensee shall place a copyright notice whenever required by Licensor to protect said copyrights. Licensee shall not, knowingly, at any time, do or cause to be done any act or thing which may adversely affect any rights of Licensor in such sketches, designs, samples, prints, packages, labels, tags and the like and will do at Licensor's cost all things reasonably required by Licensor to preserve and protect said rights.
     Nothing herein is intended to preclude licensee from utilizing in any of its other product collections, any designs, markings, garment features, coloring, method of fabrication, materials, construction, or patterns that are not uniquely associated with Licensor's products or which are otherwise common in the trade or merely functional in nature, and licensee shall not assign any rights thereof to Licensor.

4.   Royalties

     4.1 Subject to the provisions of Section 1.4 above, Licensee agrees to exercise its best efforts to promote and maximize sales of the Products throughout the Territory. Licensee shall conduct its activities pursuant to this Agreement so as to enhance the goodwill and reputation of the Marks and shall not engage in conduct known to be detrimental to the same.

     4.2 In consideration of the rights granted to Licensee pursuant to this Agreement, Licensee shall pay to the Licensor for each Calendar Year during the Term, or any portion thereof, Royalties in an amount of 6.25% of all Net Sales (the "Royalties"). The Royalties for close-out sales as defined under Section
4.9 and irregulars shall be 3.0% of Net Sales of the close-out Products. In no event shall the amount of Royalties (including close-out Royalties) due and payable for any Calendar Year be less than the minimum amount ("Minimum Royalties") set forth for each Calendar Year during the Term, including any possible renewal term, as follows:


                    1998             0
                    1999           $  700,000
                    2000           $  800,000
                    2001           $1,000,000
                    2002           $1,500,000
                    2003           $1,500,000
                    2004           $1,500,000
                    2005           $1,500,000
                    2006           $1,500,000
                    2007           $1,500,000

     A License Acquisition fee in the amount of $600,000 shall be paid by Licensee to Licensor within three days of execution of this Agreement by both parties.

     The term "Calendar Year" shall mean January 1 through December 31 of each year of the term.

     4.3 The term "Net Sales" shall mean the invoiced price (excluding sales tax, insurance and shipping charges) for Products shipped or sold by Licensee or any of its subsidiaries or affiliates, or authorized sub-licensees, during the relevant period, less credits granted for Products actually returned and accepted, and reasonable customary and usual trade discounts and mark-downs actually granted to non-affiliated customers and an allowance for bad debt. Bad debt shall consist of any accounts receivable of a customer who is under a bankruptcy or insolvency proceeding, or which is otherwise uncollected despite Licensee's collection efforts for at least 120 days after the due date. For purposes of calculating royalties due for any sale, transfer or other distribution of Products made otherwise than at arm's length, the Net Sales price of such Products shall be deemed to be the Net Sales price of a corresponding sale to unaffiliated independent retailers. The royalties herein provided shall be due and paid on sales of any and all Products bearing the Marks and/or sales of any and all Products manufactured by Licensee or its affiliates. Except as may be otherwise provided herein, no deduction shall be made for any discount, mark-down, advertising allowance, other allowances of any kind or for any purpose whatsoever or costs incurred by Licensee. Royalties shall not be due to Licensor on products sold by Licensee to Licensor under this Agreement.

     4.4 In the event that Licensee sells Products in a currency or currencies other than United States dollars, the Net Sales price, with respect to such sales, shall be computed on the basis of the average exchange rates of said currency or currencies into US dollars, as of the close of business on the last day of each of the three months of each applicable calendar quarter as published in The Wall Street Journal.

     4.5 The Minimum Royalties for each calendar year shall be paid in 12 equal monthly payments, each in the amount of 1/12 of the Minimum Royalties payable for that Calendar Year as stated above in Section 4.2. Within 60 days of the end of a Calendar Year commencing with Calendar Year 1998, Licensee will calculate actual Royalties owed to Licensor based on actual Net Sales of Products during the Calendar Year and shall by the 60th day remit to Licensor the difference between the total Royalties paid during the Calendar Year as Minimum Royalties and the actual Royalties due. If the Minimum Royalties are greater that the actual Royalties due then Licensee shall not owe Licensor any further payments for the Calendar Year. There will be no deductions or set offs from any payments whatsoever, unless specifically agreed to by the Parties.

     4.6 Licensee shall, within thirty (30) days of the end of each Calendar quarter and within ninety (90) days of the end of each Calendar Year during the term hereof, provide Licensor with a certified statement of sales of the Products during the immediately preceding calendar quarter or Calendar Year, as the case may be. Said statement shall be signed by a duly authorized officer of the Licensee and be certified by said officer as true and accurate. Said statement shall conform to a format agreed upon between the parties and, at the option of Licensor, be subdivided by Product.

     4.7 All royalties payable hereunder shall be paid directly to a bank designated by Licensor, in writing, as depositary (the "Depositary").

     4.8 Late payments of royalties shall bear interest at the Citibank, N.A., New York prime rate plus 3%, but, in no event shall exceed the maximum rate permitted under applicable law.

     4.9 For the purpose of this Agreement, close-outs are defined as Products sold at a reduction of twenty (20%) percent or greater from Licensee's regular full list price of such Products and Licensee acknowledges that the excessive or indiscriminate disposal of close-outs may adversely affect the prestige attached to the Marks. Licensee shall therefore exercise its best reasonable efforts to plan and conduct its manufacturing and sales operations with a view to limiting the quantity of close-outs and to disposing of all Products through normal channels of distribution and otherwise only through stores specialized in high quality close-outs, including outlets such as Ross Stores, T.J. Maxx, Filene's Basement, and the like that offer for sale other similar designer labels. All sales of close-outs shall comply with the terms specified herein.

     4.10 Only genuine end-of-season close-outs may be sold under the label, or with any reference to the Marks. No close-outs shall be shipped until at least ninety (90) days shall have elapsed from the date of the first substantial delivery by Licensee of a season's collection of which it is a part.

     4.11 For purposes of calculating Royalties the Net Sales price of such authorized close-out sales shall be based on the actual reduced Net Sales price for said Products. On excessive, unauthorized close-out sales which shall be defined as close-out sales equivalent to more than 25% of Net Sales for the first Calendar Year and to more than 10% for any subsequent Calendar Year, the Royalties shall be computed at the normal Net Sales price as applied to the initial standard (i.e., non close-out) selling price of the Product. Within sixty (60) days of the close of each calendar quarter and within ninety (90) days of the close of each Calendar Year, Licensee shall furnish to Licensor a statement setting forth the amount of total regular sales and total close-out sales. At the option of Licensor, said statement shall be subdivided by Product class.

     4.12 Receipt or acceptance by Licensor of any royalty payments due hereunder, in an amount or amounts which are less than amount or amounts due, shall not constitute a waiver of Licensor's rights in or to the balance thereof which shall remain due and payable pursuant to the terms of this Agreement. Any excess Royalties paid by Licensee hereunder shall be counted as a credit against future Royalties due to Licensor.

     4.13 Licensee shall provide Licensor for each calendar quarter within forty-five (45) days of the end of the preceding calendar quarter, reports setting forth in reasonable detail sales by US dollars and unit shipments with respect to each product line and models in each product line, aggregate sales to regular price customers, off-price customers, large retailers, specialty retailers and sales by significant geographic segments. Such report shall be in accordance with Licensee's current reporting capabilities and format.

5.   Designs and Technical Assistance

     5.1. Technical Assistance

          Licensor will provide technical assistance defined as but not restricted to: new products concepts/ideas, styles, fabrics, colors, trims and packaging; prototype garments, fabrics swatches, lab dips, samples patterns, access to and recommendations from product segment archives; fabric sources.

     5.2  Collections

          Licensor shall provide Licensee with recommendations for a full and varied collection of Products (as a "collection" is customarily defined in the trade) for each of the four seasons (fall, winter, spring, summer) that Licensor in consultation with Licensee and subject to Section 3.7 above shall deem appropriate for sale in the Territory. Licensor shall develop each seasonal collection in a timely manner so that Licensee shall have sufficient time to produce the Products but in any event in accordance with the following minimum lead times:

          Collection                    Delivery date by Licensor

          Fall                               August 15

          Winter                             November 15

          Spring                             February 15

          Summer                             May 15

     The recommended collection will contain, in the different lines, a basic core offering of Jeans and tops in addition to a Casual sportswear line of tops and bottoms pieces designed to be worn separately or collectively to support another basic core line of casual pants and tops for Casual, as well as tops and bottoms in familiar styles adapted to incorporate active influences of fabrics, details, silhouettes and technical adaptations thereof. The Women's collection covered by this Agreement shall be identified, as described in section 8.7 herein, by a specific marking, such as shown in Exhibit F.

     5.3  GRIDS

          Subject to the right of Licensee under Section 3.7, Licensor shall make available to Licensee in New York, on a basis sufficiently timely to meet scheduled deliveries to customers, as stated in Section 5.2 above such samples, patterns, sketches, photographs, technical specifications and other materials and information relating to the design and manufacture of the Products (all such materials and information are hereinafter referred to as "Technical Information") as they may create in the normal course of their operations and as may be reasonably necessary to enable Licensee to carry out its obligations under this Agreement. Without limiting the generality of the foregoing, the Technical Information will include the basic cuttings for the collections, the patterns for each model, a sample of each model in base size, technical specifications concerning the making and fitting of each model and information concerning the selection, fabrication and treatment of materials and fabrics (including the names and references of the manufacturers) and supplies and accessories (labels, designs, etc.). If Technical Information, including finished samples, is shown to any third person with or without the prior written consent of Licensor, Licensee shall take any and all action necessary to ensure that such third person fully conforms to all applicable terms and conditions hereof, specifically to avoid any unauthorized use of the Technical Information. All such Technical Information shall remain the sole property of Licensor and Licensee shall have no ownership interest therein.
Upon the expiration or earlier termination of this Agreement, all Technical Information in the possession or under the control of Licensee shall be immediately returned to Licensor. In order to reimburse Licensor for its costs, and not as a purchase price or with any transfer of ownership, Licensee shall pay to Licensor an amount equal to two and one half (2.5) times the ordinary wholesale price for any samples so ordered, F.O.B. place of shipment, plus shipping costs and duties, of all samples furnished to Licensee hereunder. Such amounts shall be paid within thirty (30) days of delivery. Licensor shall not request that Licensee make any material changes or modifications to products designs approved by Licensor under this Agreement and any such changes shall be the prospective only.

     5.4  Archives

          Licensor must keep a current archive of products previously offered under the Marks in an accessible location in the New York Metropolitan area. Licensor will maintain in the New York Metropolitan area at least one representative of Licensor with authority to act for Licensor under this Agreement and to facilitate consultation between Licensor and Licensee. Any archive piece borrowed by Licensee from Licensor shall be logged by Licensor and must be returned within three (3) months. Licensee acknowledges that the failure to return any archive piece within the required time shall be detrimental to Licensor, the Marks and the Products and may subject Licensee to liability for damages to Licensor. Licensee may remove small pieces of fabric from archival pieces for the purpose of sourcing the fabric necessary to manufacture the Products. Licensee may not reproduce the products in the archives without the prior written consent of Licensor which shall not be arbitrarily withheld.

     5.5  Product Development

          Licensor will consult with, help and advise Licensee during the product development process with regards to the proper execution of the product. Licensor will review all garments style and fabric prototypes prior to finalization and provide input Licensee at a time in the product development process where garments are reasonably complete but the feasibility of changes/modifications still exists.

     5.6  Sample Approval

          Prior to manufacturing, selling or distributing any products in any seasonal collection, Licensee shall make available for inspection in New York by Licensor CAD samples (computer assisted designed samples) with proposed colors and fabrics, as well as samples of actual clothing items, when available after the CADs have been reviewed, of each Products in any proposed seasonal collection. Samples shall be made available sufficiently far in advance of first manufacture to permit Licensee to make any changes requested by Licensor and in no event less than three (3) weeks before first manufacture. Licensee shall notify Licensor of the date on which samples are made available and of the scheduled first production date. Licensor shall inspect said samples and either approve or reject the same, such approval or rejection to be done by Licensor, in writing, on each photograph or CAD provided by Licensee and depicting each sample no later than five (5) days after the inspection date.
Any sample not rejected in a timely fashion shall be deemed approved. Once a sample has been approved, Licensee shall not make any material changes (and Licensor shall not require any changes) to the design thereof, including materials, fabrics, colors and quality of workmanship, without Licensor's prior written approval. All samples of products submitted to Licensor pursuant to this Section 5.6 shall be provided at Licensee's sole cost and expense. No products shall be displayed, manufactured, distributed (including offerings for samples) and/or sold by Licensor unless such products are at least equal in quality, workmanship, fit and design to the samples previously approved by Licensor in accordance with this Section 5.6. All materials used shall conform to the specifications indicated in the technical information concerning each product approved provided by Licensor.

     5.7  Quality Control

          In order to control the production and quality of manufacturing, Licensor may, at its option, send one (1) representative to Licensee's facilities, five (5) times a year, (corresponding to the five fashion seasons). Licensor shall be responsible for the cost of business class round-trip air fare for such visits from Europe to the United States and for all lodging and food expenses related to such visits. The Licensee may, at its option and at its cost, send technicians to Licensor's facilities, in order to obtain any information necessary to the realization of the collection (but without prejudice to Licensor's obligation to provide any necessary Technical Information in New York). Such visit shall be at a date to be agreed upon by both parties, on or before the delivery of each collection. Nothing in this Section shall grant Licensor the right to inspect or visit any portion of any facility where Licensee conducts its other lines of business.

6.   Protection of Technical Information

     6.1 Licensee agrees that it shall treat all non-public information relating to the design, manufacture, marketing and sale of the Products as proprietary information of Licensor. No proprietary information other than manufacturing specifications and finished samples, shall be shown to any third party without the prior consent of Licensor. If technical information, including finished samples, is shown to any third party with or without the prior written consent of Licensor, Licensee shall take any and all reasonable action to ensure that such third party fully conforms to all applicable terms and conditions hereof, specifically to avoid any unauthorized use of the technical information. Licensee shall use its reasonable efforts to ensure that its employees, agents, subcontractors (if any) and others subject, directly or indirectly, to its control, do not disclose or make any unauthorized use of any technical information. Likewise Licensor shall treat all non-public information relating to the manufacture, sourcing, marketing, forecasts and sale of the products by Licensee and its agents and all business information related to the boutique, as later defined in this Agreement as proprietary information of Licensee. No proprietary information of one party shall be disclosed to any third party or used for any purpose not related to this Agreement by the other party.

     6.2 Subject to the other provisions of this Agreement, any Designs and other materials provided or approved by Licensor for use under this Agreement shall remain the property of Licensor and are licensed hereunder solely and exclusively for use in connection with the manufacture and sale of the Products in the Territory. Licensor may use and permit others to use said Designs and other material in any manner they desire, provided that such use does not conflict with any rights granted to Licensee hereunder. Licensee specifically acknowledges that such Designs and other materials may be used by Licensor and other licensees on the Products in jurisdictions outside the Territory and on products other than Products anywhere in the world.

     6.3 Licensee shall take all reasonable precautions to protect the secrecy of the materials, samples, designs and Technical Information described in this
Section 6 prior to their commercial distribution or the showing of samples for sale. All such Technical Information shall remain the sole property of Licensor and Licensee shall have no ownership interest therein, subject to the second sentence of Section 3.3. above. Upon the expiration or earlier termination of this Agreement, all Technical Information in the possession or under the control of Licensee shall be immediately returned to Licensor.

7.   Manufacture

     7.1 Licensor shall consult with Licensee regarding the manufacturing process, methods of production, treatment, fabrics and technical specifications necessary for the production of high quality products from designs approved by Licensor. All such information shall be strictly confidential and shall not be disclosed by Licensee nor its agents and/or employees without the prior written consent of Licensor.

     7.2 Subject to Section 7.2.1, the Products shall not be manufactured by anyone other than Licensee and/or quality manufacturers chosen by Licensee and not disapproved by Licensor or an affiliate thereof. Licensee shall take reasonable and diligent steps necessary to ensure that such manufacturer fully conforms to all applicable terms and conditions hereof, that said manufacturer produces only those Products specifically ordered by Licensee and in the quantities ordered without over-runs or extra labels, and, that said manufacturer controls the manufacture and production to avoid any possible use that might be detrimental to the Marks, or unauthorized use of the Technical Information.

     7.2.1 In order for Licensor to identify any manufacturers known to Licensor to be objectionable, based on counterfeiting, parallel market sales concerns, or other dishonest business practices. Licensee shall provide to Licensor a list of its current manufacturers and of any new manufacturers. The list shall be kept confidential by Licensor and shall not be used for any purpose other than as relates to this Agreement. Licensor shall then indicate to Licensee its disaproval, if any, of any manufacturer and Licensee shall make reasonable efforts to discontinue its relationship with such manufacturer. Should Licensee continue to work with such manufacturer, Licensee shall be held responsible for any damages arising from such relationship notwithstanding anything to the contrary stated in Section 25.3.

     7.3 (a) In order to maintain the distinctiveness of the image, quality and special characteristics of the Products, Licensor may recommend, but not require, that Licensee use fabrics and yarns produced by manufacturers specified by Licensor, so long as the quality of products and price and reasonable delivery terms shall be equivalent to those offered by other manufacturers.
When Licensee elects to deal with such manufacturers, it shall also use its reasonable commercial efforts to maintain the good commercial relationship with these manufacturers. In this regard, Licensee undertakes, except in the case of defective low quality or untimely goods, not to make any changes or cancellations of orders of such fabrics and yarns contrary to commercial usage and prejudicial to the interest of Licensor.

          (b) Certain lines of Products or certain particular Products are and may in the future be fabricated in special fabrics and yarns, developed by Licensor. These fabrics and yarns carry with them a particular name and are or will be protected by the registration of a mark or fabrication patent. These fabrics or yarns constitute an essential and distinctive element of such Products and it is thereby necessary, to protect the originality and technical components of such fabrics and yarns, to license a very limited number of manufacturers with the right to use the technical components and the know-how to produce these fabrics. Licensee shall consequently deal with certain manufacturers designated by Licensor in order to manufacture such Products. A copy of orders placed by Licensee with such manufacturers shall be sent at the same time to Licensor. Licensee shall be entitled to quality of products and price and delivery terms from such manufacturers equivalent to those given to other licensees of Licensor outside the Territory. Licensee undertakes, except in the case of defective poor quality or late delivery of goods to maintain a good commercial relationship with these manufacturers and not to make any changes or cancellations of orders of such fabrics and yarns contrary to commercial usage and prejudicial to the interest of Licensor.

     7.4 Licensor reserves the right to require Licensee to terminate a manufacturer whose workmanship has suffered , in the reasonable opinion of Licensor, a deterioration in quality which is not satisfactorily corrected within thirty (30) days after notice thereof to Licensee, or any manufacturer who, in Licensor's reasonable opinion fails to comply with any provision hereof or whose conduct, if committed by Licensee, would constitute a breach of this Agreement, provided that Licensor must make a reasonable allowance for completion of current orders by the manufacturer.

     7.5 No disapproved or otherwise defective Products shall be sold by Licensee under or with any reference whatsoever to the Marks if it were detrimental to the Marks. Should any Products manufactured and sold by Licensee be defective, in the sole opinion of Licensor, Licensee shall, at its sole cost and expense, take any and all reasonable action necessary to withdraw and remove said Products from the market through repurchase or otherwise.

8.   Advertising and Promotion

     8.1 Throughout the duration of this Agreement, Licensee shall spend upon advertising of the Products throughout the Territory an annual minimum of three percent (3%) of Net Sales (The "Minimum Advertising Expenses") but in any event, no less than Five hundred fifty thousand dollars ($550,000) in 1998 and $400,000 in 1999. In each subsequent year the Minimum Advertising Expenses shall be not less than $400,000. Such Minimum Advertising Expense is an independent obligation, and amounts spent on advertising by Licensee shall not be deducted from Royalties nor from any other amounts due and owing from Licensee to Licensor under this Agreement.

     8.2 In addition to the Minimum Advertising Expenses, Licensee shall pay for the expenses of an advertising agency of Licensor's choice in the United States, in a monthly amount of $ 5,000, paid to Licensor each month, and to the production costs of photos and images, in an amount of $65,000, paid to Licensor twice per year. The agency shall consider Licensee's input in creative matters with respect to Girbaud products sold by Licensee. Licensee shall be allowed to use the photographs and images developed by Licensor or its agents concerning the Girbaud products, free of charge from Licensor. Licensor shall make reasonable efforts to secure, at the time of original agreements with artists, agencies and/or models, all rights for U.S. usage for such photographs and images. However, Licensee shall be responsible for the direct payments of any usage rights and/or costs to third party, if any are applicable. Licensor and Licensee shall evaluate each calendar year the need for and reasonableness of continuing the payment by Licensee referenced above in connection with the work of such agency.

      (a) In 1998 and in 1999, an annual minimum of $400,000 of the Minimum Advertising Expenses shall be spent on direct advertising expenses for promotion such as television, radio, printed press, billboards advertising, celebrity endorsements, events sponsorships, in-store point of sale items and store promotions at the exclusion of any other expenses.

     (b) For the subsequent years, expenses for new shop-in-shop fixturing may be part of the Minimum Advertising Expenses. At no time shall the participation in the Fashion Shows as described in Section 10.1 below may be included in the Minimum Advertising Expenses.

     8.3 Licensee shall exercise every reasonable effort to promote and advertise the Products throughout the Territory and shall, prior to the end of each calendar year, submit to Licensor, in reasonable detail, proposed plans and budgets for the subsequent annual promotional campaign. Licensor shall cooperate, as may reasonably be required by Licensee, in furnishing, at cost, such advertising and promotional material, as is available to Licensor and which appears suitable, in Licensor's opinion, for the Territory. Licensor and Licensee shall cooperate closely in the creation and execution of advertising programs.

     8.4 Licensor is responsible for, and will control the brand's strategic positioning and the voice of the brand. Licensor will provide communication guidelines to Licensee to help in developing communication execution. Licensee shall submit to Licensor for review, prior to submission to the advertising agency, any campaign briefing materials, and shall consult with Licensor before accepting any creative response to such briefing materials. The Trademarks, the visual representation, and the image of the Products shall be subject to written approval by Licensor (which shall not be unreasonable withheld) prior to public distribution or display in any medium provided, however, that any advertising or promotional materials supplied by Licensor will not require its approval prior to dissemination by Licensee, except as otherwise provided in this agreement. All advertising campaigns in the Territory shall correspond to the international advertising theme and image worldwide. Licensor will make available to Licensee all advertising campaigns produced worldwide. The Licensee shall cause its advertising staff and/or agency to consult with Licensor's designated advertising agency and/or creative staff, at least twice a year, for a review of Product image and with a view toward coordinating and enhancing worldwide advertising strategy. Approved advertising and promotional materials shall not be disapproved by Licensor for use within the same campaign.

     8.5 Licensee shall submit to Licensor, for its prior approval, not to be unreasonable withheld any and all advertising for any medium referring to the Products before publication or dissemination thereof. Should Licensor deem said materials appropriate for use outside the Territory, it shall have the right to use the same, provided, however, any additional costs incurred thereby, if any, for advertising agency fees talent, residuals, copyright clearance, photographers fees or otherwise shall be paid and secured by Licensor.

     8.6 Licensee shall, on January 31st of each year, commencing January 31, 1999, inform Licensor of its expenditures in fulfillment of its advertising and promotional obligations during the preceding year and shall account to Licensor for the use thereof.

     8.7 Failure on the part of Licensee to make the Minimum Advertising Expenses required hereunder during any contract year shall constitute a material breach hereof. Notwithstanding, Licensor may, at its sole discretion, permit Licensee to cure such breach by either paying to Licensor the amount by which the actual expenses fell short of the Minimum required or, by allowing Licensee to increase its advertising obligations for the immediately subsequent year by an amount equal to the deficiency.

     8.7.1 Notwithstanding any other provision of this Agreement, Licensor acknowledges and agrees that Licensee may primarily focus its advertising and promotion of the Products on the Girbaud brand and is not required (i) to implement or follow as its primary campaign for the products in the territory the "BE" theme adopted by Licensor in other geographic areas or (ii) to use "BE' as a permanent marking on the Products. However, "BE" should appear on removable and/or disposable elements, such as: hand-tags, ribbons, trimmings, badges, tear-off labels, packaging.


     8.8 Licensee may request, with reasonable advance notice, and Licensor shall then arrange, the participation of one or both of the designers, when available, in certain social events. Such participation shall be at licensee's expense with first class hotels, air travel and local transportation. The licensee shall pay for travel expenses comprising round-trip first class airline tickets for two persons, twice a year, between Europe and the US, for the Designers and/or their collaborators (Total 4 tickets per year). Such expenses shall also include, for any trips in the US outside New York City, first class air travel, first class local transportation and first class hotels.

     8.9  Flagship Boutique

     (a) Licensee agrees to open a flagship store for sale of Licensor's men's and women's lines and other Girbaud licensed merchandise (the "Boutique") in a mutually agreed location in Manhattan, New York City, with a target selling space of no less than 800 square meters. The parties will cooperate in good faith to make efforts to identify and select the space by March 15, 1998, with an opening target date for the Boutique of September 30, 1998. Licensor recognizes that factors outside of the control of Licensee and construction requirements may cause the Boutique opening to occur at a later date.

     (b) The presentation, organization and decoration of the Boutique shall be similar to the Paris Girbaud Store, at rue Etienne Marcel ("the Paris Girbaud Store"), and on three levels above ground if at the currently selected location at West Broadway and Broome Street. Licensor grants to Licensee and the contractors in the project the rights necessary to imitate the trade dress of the Paris Girbaud Store. The architect for the Boutique shall be Kristian Gavoille (provided he agrees to be available and can perform in accordance with Licensee's requirements) who will be assisted by Olivier Bachellerie and an American architect mutually agreed to by Licensor and Licensee. Licensee is not responsible for delays or other nonperformance caused by these individuals in the performance of their duties. The final decision on the design of the Boutique shall be mutually agreed to by Licensor and Licensee. Only Girbaud branded products may be sold in the Boutique. Two annual Europe/US trips, business class for up to 2 persons in charge of the Service Boutique, shall be paid by Licensee.

     (c) Licensee shall have the sole right to negotiate the terms for the Boutique lease with the relevant landlord, and Licensor shall reasonably cooperate with Licensee in lease negotiations as necessary and provide information required by the landlord. Licensee shall have the right to relocate the Boutique in the event the lease is lost or the terms thereof become unreasonable in the future. In the event of termination of this Agreement, Licensee shall be provided a commercially reasonable phase out period to close the Boutique, negotiate a termination of the lease with the landlord, or take out the Girbaud branding so as to maintain the facility for other purposes.

     (d) Licensor agrees, for itself and all related companies, that they will not permit any other party to open a Girbaud apparel store in New York City for as long as the Boutique is open. It is understood that other Girbaud products such as eyewear, footwear or other accessories or products may be sold in other stores.

     (e) Licensee will make all reasonable efforts (subject to product availability and reasonableness of terms) to have at least 30% of the products at the Boutique (measured by retail dollar volume) be products sold by Girbaud entities in European markets, including (but not necessarily all of) Jeans/Casual European products, the SPQRCITY line, underwear, shoes (France), children's wear, and accessories. Licensee will also make its reasonable efforts to display a representative collection of SPQRCITY Men and SPQRCITY Women consistent with the role of the store as a flagship location, similar to the presentation and space allocation in the Paris Girbaud store. Licensor shall ensure that both the licensees of these European products (including any Girbaud affiliated entities) and other Girbaud licensees make Girbaud products available to Licensee, in a timely manner and on reasonable terms, for sale at the Boutique and at a discount of at least 10 percent from the wholesale price for those products.

     (f) Licensee shall have the right to close the Boutique, without being in default under this Agreement, in the event the Boutique suffers operational losses in excess of One and one half Million Dollars ($1,500,000) in any three-year period of the term. Licensor shall be consulted regularly in the operation of the Boutique with the advice of the Designers. Before the third anniversary of operation of the Boutique, Licensor shall have the option to make an investment in the Boutique on terms to be agreed upon by the parties.

     (g) Licensee shall send to Licensor sales and inventory reports for the Boutique on a quarterly basis and internally calculated financial results twice per year.

9.   Sales

     9.1 Licensee shall keep Licensor fully and promptly informed of all its successive price lists and sales policies relating to the Products which information shall be kept by Licensor in strict confidence and not be used for any purpose not relating to this Agreement. Licensee hereby acknowledges that repeated untimely deliveries by Licensee to its customers (except for force majeure) and/or the delivery, distribution and sale of defective Products would adversely affect the reputation of the Licensor and the prestige of the Marks and shall constitute a material breach of this Agreement.

     9.2 All Products manufactured, distributed or sold by Licensee shall be marked, labeled, packaged, advertised, distributed and sold in accordance with the terms and conditions of this Agreement and in accordance with all laws, rules and regulations applicable within the Territory and any subdivision thereof and, in such a manner as to not mislead or deceive the public.

10.  Fashion Shows

     10.1 Licensee shall participate in and contribute to the costs and expenses of two (2) annual fashion shows ("the Fashion Shows"). Licensee shall, within ten (10) business days of receipt of the invoice pay to Licensor an amount of $75,000 twice per Calendar Year, the first of such shows being scheduled for April 1998, in New York City, provided that Licensor actually implements the Fashion Shows. Licensee's obligation to participate in the Fashion Shows by paying the amounts indicated above shall be an independent obligation and no sums incurred by Licensee under this provision shall be deducted from Royalties payable to Licensor, nor from any other amounts due and owing from Licensee to Licensor under the terms of this Agreement.

     This participation concerns international fashion shows that may take place in America, Europe or Asia and which are intended to develop the image of the product and of the trademark. At these Fashion Shows, the clothes of the different lines, manufactured by different licensees, shall be presented. The Licensee shall provide free of charge the clothes for the Fashion Shows.

     10.2 Licensee may participate, at its discretion, in other major trade shows, which participation shall be at its sole cost and expense. Any expenditures so incurred shall be considered included in the Minimum Advertising Expenses. Should Licensor organize cooperative exhibitions at such other trade shows in the Territory with its licensees, Licensee shall participate in such shows and shall share in the cost and expense thereof in an amount representing its pro rata cost and expense, which amount shall be agreed upon prior to the event.

11.  Access to Books and Records

     11.1 Licensee shall, at its sole cost and expense, maintain complete and accurate sets of books and records (including the originals or copies of documents supporting entries herein) covering all transactions arising out of, in connection with or relating to this Agreement.

     11.2 Licensor, and/or, its duly authorized representatives shall have the right (subject to confidentiality obligations reasonable acceptable to Licensee) upon five (5) days, prior written notice, to examine and audit said books, records and all other documents in Licensee's possession or under Licensee's control relating to the subject matter of and terms of this Agreement. Said right shall be exercisable during normal business hours once each Calendar Year during the term hereof and, once a year during the three Calendar Years immediately following the expiration or earlier termination hereof. All said books, records and documents shall be kept and made accessible during the full term hereof and for three years thereafter.

     11.3 Any auditor designated by Licensor to audit and examine Licensee's books, records and documents, shall be approved in advance by Licensee, such approval not to be unreasonably withheld. In the event that an audit or examination of Licensee's books, records and documents reveals an underpayment of any Royalties due hereunder, Licensee shall immediately pay to Licensor the amount of such deficiency, plus interest thereon from the date said Royalties were due at the interest sale rate specified in Section 4.8 hereof.

     11.4 In the event that an audit of Licensee's books and records shall reveal that Licensee's Royalties were underpaid by an amount equal to 5% or more in any year, Licensee shall bear the cost of said audit.

12.  Protection of the Marks

     12.1 Licensor represents that the Marks are and shall be during the term of this Agreement valid and enforceable trademarks in the Territory and the Manufacturing Countries; that they are owned by Licensor or that Licensor is authorized and empowered by the registered owner to grant the License herein contained and that this Agreement does not conflict with any other Agreement to which Licensor is a party, that the use of the Marks in the Territory will not infringe upon any other trademark in the Territory and that the Licensor will defend, indemnify and hold harmless Licensee against any claim against Licensee (including by its manufacturers and customers) in connection with the use of the Marks and any damages paid in settlement or as part of a judgment in such claim (including attorney's fees and costs).

     12.2 Licensee shall promptly notify Licensor, in writing, of any infringement, threatened infringement, or otherwise unauthorized use or threatened use of the Marks, or confusingly similar trademarks or tradenames, whether in connection with the Products or otherwise, of which it may have knowledge or suspicion. In the event of an infringement, threatened infringement, or otherwise unauthorized use of the Marks, or confusingly similar trademarks or tradenames, in the Territory or the Manufacturing Countries, Licensee shall take such immediate action as may reasonably be necessary to protect the Mark(s) and the rights of the Licensor therein, until Licensor is in a position to take whatever action is required (provided that Licensor must act diligently and promptly). Licensor and Licensee shall mutually decide what actions shall be taken, including any actions in collaboration with investigators or US Customs, cease and desist correspondence, and application for injunctive relief, and for such purpose shall use the same counsel who handles the Girbaud Trademarks matters unless otherwise agreed by both parties, and, in such case, Licensee shall pay one half of the cost and expense incurred in such actions, in the Territory or the Manufacturing Countries, up to and including an amount equal to 0.25% of net sales payable for each year during which any such actions are taken, brought and/or pending, within thirty (30) days of receipt of the documented invoice. Licensor warrants payment of the balance by Licensor. In the event of an award of monetary damages, the proceeds thereof shall be shared pro rata to the expenses paid by the parties. Licensee shall abide by regulations, laws and practices applicable to the Products in force or use in the Territory in order to safeguard Licensor's rights to the Marks.

     12.3 Licensee shall be liable to Licensor for any unauthorized manufacture, sale and/or use in the Territory or outside the Territory by itself and shall cooperate with Licensor in any action based upon the unauthorized manufacture, sale and/or use in the Territory or outside the Territory by any of Licensee's manufacturers and suppliers of products, labels and tags bearing the Mark. At Licensor's request, Licensee shall furnish Licensor with full documentation evidencing the control and use of its labels including purchase orders and other agreements between it and its manufacturers, if any. In the event the parties determine it is necessary to terminate a relationship with a manufacturer who has infringed the Mark, Licensee will terminate the relationship as soon as commercially feasible allowing for completion of pending orders, and will not place any new orders with that manufacturer.

     12.4 Upon the expiration or earlier termination of this Agreement, Licensee shall immediately and absolutely cease and discontinue the use of the Marks in any manner or form whatsoever subject, however, to the provisions of Section 13 hereof.

13.  Termination

     13.1 In the event of a breach of a payment obligation by Licensee under this Agreement not cured in all material respects within ten (10) days from the receipt of a written notice thereof, or in the event of any other breach of this Agreement by Licensee not cured in all material respects within forty five days from the date of receipt of written notice thereof, this Agreement may be terminated by the Licensor. The exercise or failure to exercise the aforementioned right of termination during an extended period of time shall not be considered a waiver by Licensor of any right to terminate this Agreement nor of any other legal or equitable rights and remedies. A good faith payment dispute shall not be deemed a breach of this Agreement by Licensee. In the event of a breach of this Agreement by Licensor not cured in all material respects within forty-five (45) days from the date of receipt of written notice thereof, this Agreement may be terminated by the Licensee. The exercise or failure to exercise the aforementioned right of termination during an extended period of time shall not be considered a waiver by Licensee or any right to terminate this Agreement nor of any other legal or equitable rights and remedies.

     13.2 This Agreement shall immediately terminate and, Licensor shall be relieved of all liability to Licensee, if Licensee: (i) admits in writing its inability, or is unable, to pay its debts as they mature, (ii) makes a general assignment for the benefit of creditors, (iii) is adjudicated a bankrupt or files a petition or answer, seeking reorganization or an arrangement with creditors, (iv) files a petition or otherwise avails itself of any bankruptcy or insolvency law or statute of any country or any state or subdivision thereof, now or hereafter in effect, (v) suffers a petition or proceeding filed against it under any provision of the Bankruptcy Act or any other insolvency law or statute of any country or any state or subdivision thereof, which petition or proceeding is not dismissed within sixty (60) days after the commencement thereof, (vi) has a receiver, trustee, custodian, conservator or other person appointed by any court to take charge of its affairs or assets or business and such appointment is not vacated or discharged within sixty (60) days thereafter, or (vii) discontinues its business as it relates to the Products or suspends it, for whatever cause, for more than 120 consecutive days.

14.  Remaining Inventory

     14.1 Upon the expiration or earlier termination of this Agreement, for any reason whatsoever, Licensee shall, within thirty (30) days thereof, deliver to Licensor a complete and accurate schedule of Licensee's inventory of Products, work in progress and raw materials. Such schedule shall be prepared as of the close of business on the date of such termination.

     14.2 Licensor shall thereupon have the option, exercisable by written notice delivered to Licensee within thirty (30) days of receipt of the schedule of inventory, to purchase any or all of the inventory for an amount equal to Licensee's actual cost, F.O.B. factory or LDP with freight or warehouse, as defined according to Generally Accepted Accounting Principles of the United States. Should Licensor send such notice, Licensee will ship to Licensor all of the inventory specified therein, within thirty (30) days of receipt thereof for inventory located in Licensee's facilities, or, for all other inventory, promptly thereafter but no more than forty five (45) thereafter. Licensor shall pay Licensee for such inventory within thirty (30) days of receipt.

     14.3 In the event that Licensor elects not to exercise its option to purchase the remaining inventory, Licensee shall have a period of six (6) months from the effective date of termination to complete work in progress and to sell and deliver to other purchasers its remaining inventory under Licensor's Marks on a non-exclusive basis. Licensee will make its reasonable effort to sell only to the previous season's customers and to sell only at regular prices.
Royalties on said sales shall be due on the 30th day following the sale thereof.

     14.4 The right provided immediately above shall only apply to the remaining inventory of Products as are in good saleable condition. Licensee shall not commence the manufacture of Products during said period and, at the end of such six (6) month period, shall not sell any of its then remaining inventory, unless completely debranded by the removal of all labels, tags, lining, embroidery which identifies the Mark(s).

     14.5 If termination is due to the uncured defective quality of the Products manufactured, imported, sold or distributed by Licensee or the unauthorized use of Licensor's Marks by Licensee or its manufacturers, Licensee shall be deemed to have waived the provisions of this Section 14 and shall not sell or distribute any remaining inventory, whatsoever, unless completely debranded.

     14.6 All imprints, lettering, stationery, tags, labels, packaging, lining, embroidery or other reproductions of or reference to the Marks shall be removed from all inventory remaining after such six (6) month period and shall be immediately returned to Licensor at no charge or shall be destroyed together with such remaining inventory which cannot be debranded. Either operation shall be conducted under the control of Licensor. In the event that Licensee shall be deemed to have waived the six (6) month inventory liquidation period, as provided in Section 14.3 above, the provisions of this Section 14.6 shall be applicable immediately upon receipt of the Notice of Termination.

     14.7 Upon the expiration or earlier termination of this Agreement, for any reason whatsoever, all rights of Licensee under this Agreement shall terminate forthwith and all Royalties on sales theretofore made shall become immediately due and payable. Licensee shall, subject to the provisions of Section 14.3, immediately discontinue all use of the Marks, any imitation or simulation thereof or any Marks similar thereto (subject to the second sentence of Section 3.3 above) and shall promptly transfer to Licensor, at cost, all registrations, filings, and rights with regard to the Marks it may have had.

     14.8 Upon the expiration or earlier termination of this Agreement, Licensee shall deliver to Licensor, freight and insurance charges at Licensee's expense unless Licensor's default or its notice of non-renewal has caused such termination, all technical information, fabric production information, patterns, markers (provided that markers and graded patterns, with respect to which Licensee has not recovered the value thereof, shall be purchased from Licensee by Licensor at original invoice cost), sketches, designs, colors and the like in its possession or control, designed or approved by Licensor or its duly authorized representatives, and, at cost, all samples, labels, tags, packaging material, business supplies and advertising and promotional materials bearing the Marks in Licensee's possession or control.

15.  Force Majeure

     15.1 Neither party shall be responsible for any delay of failure in performance of any part of this Agreement to the extent that such delay of failure is caused by fire, flood, explosion, war, embargo, labor problems, shortage, government requirement, civil or military authority, act of God, act of omission of carriers or other similar causes beyond its control. If any such event of force majeure occurs, the party delayed or unable to perform shall give immediate notice to the other party, and shall resume performance once the condition cases with an option in the affected party to extend the period of this Agreement up to the length of time the condition endured. During the event of force majeure the parties shall consult with each other regarding efforts to mitigate the force majeure and continue performance hereunder.

     15.2 Licensor shall have the right to terminate this Agreement in whole or as to a portion thereof without further liability by Licensee:

          (a) In the event that the manufacturing and/or sales operations of Licensee are suspended or disrupted because of a recognized cause of force majeure (including strikes, lockouts, war, natural disaster or other similar cause), and should such suspension or disruption last for a consecutive period of one hundred and eighty (180) days within any six (6) month period, unless Licensee shall forthwith take affirmative steps to rectify the situation, except that if it is apparent at the time of such suspension or disruption that it cannot be rectified within the one hundred and eighty (180) day period, Licensor may terminate forthwith.

          (b) In the event that payment to Licensor of any Royalties or other sums due under this Agreement is prohibited or otherwise made impossible for a period of ninety (90) days by the laws and/or regulations in effect in the Territory or any portion thereof.

16.  Assignment, Sublicenses

     16.1 The License and rights granted hereunder are personal in nature. Licensee recognizes and acknowledges that Licensor has agreed to contract with Licensee in reliance upon the experience, reputation and personal qualities of the management and shareholders of Licensee. Licensor shall have the right to terminate this Agreement in the event Licensee (or an authorized assignee or successor under the control of Licensee) shall no longer be under the control of

Licensee. Licensee shall not sell, transfer, sublicense or assign its rights and interest hereunder, without the prior written consent of Licensor, which consent shall not be unreasonably withheld; provided, however, that Licensee shall be permitted, upon notice to Licensor, to transfer, sublicense or assign its rights and interest hereunder to any corporation or other legal entity which is under common control with Licensee. For the purpose of this Section 16, "Control", shall mean majority ownership.

     16.2 Any sale or other transfer of all or a majority of the outstanding capital stock of Licensee, excluding sales of capital stock of Licensee in a public offering that widely distributes such stock, but, including specifically, without limitation, any merger, consolidation or similar combination, shall be deemed an assignment of the Licensee's rights, interest and obligations under this Agreement. However, an assignment to an entity controlled by Licensee shall be permitted.

     16.3 A sale or other transfer of all or substantially all of the assets of Licensee shall be deemed an assignment of Licensee's rights and interest under this Agreement, but such an assignment to an entity controlled by Licensee shall be permitted.

     16.4 Licensor shall, with the prior written consent of Licensee, which consent shall not be unreasonably withheld (except as otherwise provided in this Section 16) have a right to sell, transfer, lease or assign its rights and interest in this Agreement, provided that no such consent shall be required in the case of a sale, transfer, lease or assignment by Licensor to a corporation in which Licensor beneficially own a majority of the voting stock, and provided further, that Licensor hereby agree and acknowledge that their services are personal in nature and essential to this Agreement. Sublicensing of the Licensed Marks, Products and/or Territories shall not be permitted without the express prior written consent of Licensor (but this does not prohibit the subcontracting of manufacturing and other production tasks by Licensee).

17.  Arbitration

     17.1 Any claim controversy arising out of or relating to this Agreement shall be resolved by arbitration in the City of New York pursuant to the rules then obtaining of the American Arbitration Association. The panel of Arbitrators appointed to settle any controversy or claim shall consist of three
(3) arbitrators experienced in agreements of this type.

     17.2 The arbitrators sitting in any such controversy shall have no power or jurisdiction to alter or modify any express provision of this Agreement or to make any award which by its terms effects such alteration or modification.

     17.3 The parties consent for award enforcement purposes to the jurisdiction of the appropriate state and/or federal courts within the State of New York and further consent that any demand for arbitration or any process or notice of motion or other application to the court or a judge thereof, in connection with the same, may be served in or out of the State of New York, by registered mail or by personal service, provided a reasonable time for appearance is allowed.

     17.4 The provision for arbitration herein shall not be deemed a waiver of the rights of either party to any provisional remedy provided under state or federal law. It is agreed that in the event of any violation hereof, the other party hereto shall have the right to seek a preliminary injunction enjoining any further violation of this Agreement pending arbitration.

18.  Relationship

     Nothing herein shall create or be deemed to create any agency, partnership, joint venture or other similar relationship between the parties hereto.
Licensee shall not represent itself as the legal representative, agent or partner of Licensor and shall have no right to create or assume any obligations express or implied, on behalf of Licensor.

19.  Merger

     This Agreement sets forth the entire and complete Agreement among the parties hereto with respect to its subject matter. This Agreement supersedes and annuls all prior understandings, arrangements and agreements, oral or written, between the parties relating to its subject matter. Neither this Agreement nor any provision hereof may be modified, waived or discharged except by subsequent written instrument signed by each party.

20.  Severability

     If for any reason whatsoever, any provision of this Agreement shall be declared invalid, illegal or unenforceable, in whole or in part, such provision shall be ineffective to the extent of such invalidity, illegality or unenforceability without effecting the validity, legality or enforceability of the remaining provisions hereof or any other portion thereof not declared illegal or unenforceable shall remain in full force and effect.

21.  Reversion of Rights and Territories

     Upon the expiration or earlier termination of this Agreement, and subject to the other provisions of this Agreement, all rights with respect to the Marks, Products and Territory shall immediately revert to Licensor.

22.  Remedies and Waivers

     No failure on the part of the Licensor or Licensee to exercise, and no delay on its part in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided herein are cumulative and are not exclusive of any other rights or remedies provided by law or in equity.

23.  Notices

     All reports, approvals and notices required or permitted to be given under this Agreement shall, unless specifically provided otherwise in this Agreement, be deemed to have been given if mailed by (i) registered or certified mail, return receipt requested (if such service is available), postage prepaid, or
(ii) telecopy, receipt confirmed, and follow up hard copy by overnight express to the party concerned at its address indicated below (or at such other address or addresses as any party hereto may from time to time respectively designate by notice in writing to the other party).

If to Licensor, to:      LATITUDE LICENSING CORP.
                         22 Carpenter Plaza - Suite 217
                         Wilmington, DE 19810

with a copy to:          MARTIN & MAYNADIER, LLC.
                         324 East 51st Street
                         New York, NY 10022

If to Licensee, to:      I.C. ISAACS AND COMPANY, L.P.
                         350 Fifth Avenue - Suite 1029- New York, NY 10118
                         Attn.: Chairman and Co-CEO

with a copy to:          I.C. ISAACS AND COMPANY, L.P.
                         3840 Bank Street
                         Baltimore, Maryland 21224
                         Attn.: President and Co-CEO

with a copy to:          PIPER AND MARBURY - Attn: Robert Mathias, Esq.
                         1100 Charles Street Center - 36 South Charles Street
                         Baltimore, Md 21201

24.  Governing Law

     This Agreement shall be construed, and interpreted in accordance with and as governed by the laws of the State of New York, without regard to the conflict of laws provisions thereof.

25.  Indemnification and Insurance

     25.1 Licensee does hereby indemnify and hold harmless Licensor from and against any and all losses, liability, damages and expenses (including reasonable attorneys fees and expenses) which it may incur or be obligated to pay as a result of or in defending any action, claim or proceeding against Licensor, for or by reason of any acts or omissions committed or suffered by Licensee or any of its servants, agents or employees in connection with Licensee's performance of this Agreement. Licensee shall immediately notify Licensor of any claim or law suit seeking damages in excess of $100,000. The provisions of this Section and Licensee's obligations hereunder shall survive, the expiration or earlier termination of this Agreement. In the event that a judgment, levy, attachment or other seizure is entered against Licensor arising from any claim as to which indemnification is provided hereunder, Licensor shall promptly post the necessary bond to prevent execution against any property of Licensor.

     25.2 Licensee shall procure and maintain in full force and effect, at its sole cost and expense, at all times during which Products are being sold, a product liability insurance policy with respect to the Products with a limit of liability of not less than $1,000,000. Such insurance policy shall include Licensor as an additional insured thereunder and shall provide for at least thirty (30) days prior written notice to Licensor of the cancellation or substantial modification thereof. Such insurance may be obtained by Licensee in conjunction with a policy of products liability insurance which covers products other than the Products. Licensee will deliver a certificate of such insurance to Licensor promptly upon issuance of said insurance policy and shall, from time to time upon reasonable request by Licensor, promptly furnish to Licensor evidence of the maintenance of said insurance policy. Likewise without limitation of its indemnification obligations under this Agreement, Licensor shall procure and maintain in full force and effect, at its sole cost and expense, at all times during which Products are being sold, a product liability insurance policy with respect to potential liability under this Agreement with a limit of liability of not less that $1,000,000.

26.  Plural, Singular

     Whenever the singular is used it shall include the plural and vice versa.

27.  Headings

     The headings of the Articles and Paragraphs of this Agreement are for convenience only and shall in no way be deemed to limit or affect the terms or conditions of this Agreement.

28 . Counterparts

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.222922

29.  Limitation of Liability

          Except with respect to indemnification obligations due to third parties and to the provisions of Section 7.2.1 herein, neither party shall be liable to the other for any special, indirect, consequential or similar damages arising from a breach of this Agreement or of any order hereunder even if advised of the possibility of such damages.

     IN WITNESS WHEREOF, the parties have executed, by their respective duly authorized officers, this Agreement as of the day and year first above written.


LATITUDE LICENSING CORP.                I.C. ISAACS AND COMPANY, L.P.

By: /s/ Francois Girbaud                By: /s/ Robert J. Arnot
   -----------------------                 -----------------------
Name:                                   Name:   Robert J. Arnot
Title:                                  Title:  Chairman and Co-CEO

Isaac\womeagr.doc

                                 TRADEMARK LICENSE
                        AND TECHNICAL ASSISTANCE AGREEMENT
                              FOR WOMEN'S COLLECTIONS





1.  Grant......................................................................2

2.  Term and Territory.........................................................4

3.  Use of the Trademarks......................................................4

4.  Royalties..................................................................7

5.  Designs and Technical Assistance...........................................9

6.  Protection of Technical Information.......................................12

7.  Manufacture...............................................................13

8.  Advertising and Promotion.................................................14

10. Fashion Shows.............................................................18

11. Access to Books and Records...............................................18

12. Protection of the Marks...................................................19

13. Termination...............................................................20

14. Remaining Inventory.......................................................20

15. Force Majeure.............................................................22

16. Assignment, Sublicenses...................................................22

17. Arbitration...............................................................24

18. Relationship..............................................................24

19. Merger....................................................................24

20. Severability..............................................................24

21. Reversion of Rights and Territories.......................................24

22. Remedies and Waivers......................................................24

23. Notices...................................................................24

24. Governing Law.............................................................25

25. Indemnification and Insurance.............................................25

26. Plural, Singular..........................................................26

27. Headings..................................................................26

28 . Counterparts.............................................................26

29. Limitation of Liability...................................................26